Exhibit (n)


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 19 to Registration Statement No. 333-47717 of Lincoln Benefit Life Variable Life Account ("the Account") on Form N-6 of our report dated March 11, 2011, relating to the financial statements and financial statement schedules of Lincoln Benefit Life Company, and to the use of our report dated March 22, 2011 relating to the financial statements of the sub-accounts of the Account, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the heading "Experts" in such Statement of Additional Information.



Chicago, Illinois
April 12, 2011